DISTRIBUTION AGREEMENT

         DISTRIBUTION AGREEMENT, made this 21st day of September, 1998, by and between The World Funds, Inc. a Maryland corporation (the "Fund") and First Dominion Capital Corporation ("FDCC"), a Virginia corporation.

                                   WITNESSETH:

         1.       DISTRIBUTION SERVICES

                  The Fund hereby engages FDCC as national distributor to assist the Fund in promoting the sale and distribution to investors of shares of common stock of each series of the Fund ("Shares"). In connection therewith, FDCC shall
(i) promote the sale of shares, (ii) act as principal underwriter of shares of various series of the Fund, (iii) otherwise assist the Fund in the distribution of shares directly to investors through dealers or otherwise. For this purpose the Fund agrees to offer shares for sale at all times when, and in such places as, such shares are to be made available for sale and may lawfully be offered for sale and sold. As and when necessary in connection therewith FDCC may act as principal or agent for the sale of such shares.

         2.       SALE OF FUND SHARES

                  Such shares are to be sold only on the following terms:

         (a) All subscriptions, offers, or sales shall be subject to acceptance or rejection by the Fund. Any offer or sale shall be conclusively presumed to have been accepted by the Fund if the Fund shall fail to notify FDCC of the rejection of such offer or sale prior to the computation of the net asset value of the Fund's shares next following receipt by the Fund of notice of such offer or sale.

         (b) No share of the Fund shall be sold for any consideration other than cash or, except in instances otherwise provided for by the Fund's currently effective Prospectus, for any amount less than the public offering price per share, which shall be determined in accordance with the Fund's currently effective Prospectus. No shares may be sold for less than the net asset value thereof.

         3.       REGISTRATION OF SHARES

                  The Fund agrees to make prompt and reasonable efforts to effect and to keep in effect the registration or qualification of its shares for sale in such jurisdictions as the Fund may designate. FDCC may serve as dealer of record to assist the Fund in connection with any such registration or qualification. The Fund acknowledges that FDCC may incur expenses in connection with assisting in the registration or qualification of Fund shares which are sold at net asset value and the Fund will pay or reimburse expenses of FDCC which are incurred in connection with such registration or qualification.

         4.       INFORMATION TO BE FURNISHED TO FDCC

                  The Fund agrees that it will furnish FDCC with such information with respect to the affairs and accounts of the Fund as FDCC may from time to time reasonably require, and further agrees that FDCC, at all reasonable times, shall be permitted to inspect the books and records of the Fund.

         5.       ALLOCATION OF EXPENSES

                  During the period of this contract, the Fund shall pay or cause to be paid all expenses, costs, and fees incurred by the Fund which are not assumed by FDCC or any investment manager or investment advisor to the Fund. FDCC shall pay advertising and promotional expenses incurred by FDCC in connection with the distribution of the Fund's shares which are sold subject to the imposition of a sales charge including paying for prospectuses for delivery to prospective shareholders.

         6.       COMPENSATION TO FDCC

                  It is understood and agreed by the parties hereto that FDCC will receive compensation for services it performs hereunder in accordance with Schedule A hereto.

         7.       LIMITATION OF FDCC'S AUTHORITY

                  FDCC shall be deemed to be an independent contractor and, except as specifically provided or authorized herein, shall have no authority to act for or represent the Fund. In the performance of its duties hereunder, FDCC may solicit and enter into selling dealer agreements with other broker-dealers in a form approved by the Fund. Such selling dealer agreements shall provide for the sale of shares of the Fund (or any series of the Fund) on terms consistent with the registration statement of the Fund as then if effect. Unless otherwise provided in a selling dealer agreement, any selling dealer agreement of FDCC in effect as of the date of this agreement shall be deemed to continue hereunder upon delivery to the selling dealer of any amendment required by the terms of the Fund's action eliminating the sales load on sales of affected Fund shares.

         8.       SUBSCRIPTION FOR SHARES - REFUND FOR CANCELED ORDERS

                  If FDCC elects to act as a principal, and not as agent, for a sale of Fund shares, FDCC shall subscribe for the shares of the Fund only for the purpose of covering purchase orders already received by it or for the purpose of investment for its own account. Whether acting as principal or agent, in the event that an order for the purchase of shares of the Fund is placed with FDCC by a customer or dealer and subsequently canceled, FDCC shall forthwith cancel the subscription for such shares entered on the books of the Fund, and, if FDCC has paid the Fund for such shares, shall be entitled to receive from the Fund in refund of such payments the lesser of:

         (a)      the consideration received by the Fund for said shares; or

         (b) the net asset value of such shares at the time of cancellation by FDCC.

         9.       INDEMNIFICATION OF THE FUND

                  FDCC agrees to indemnify the Fund against any and all litigation and other legal proceedings of any kind or nature and against any liability, judgment, cost, or penalty imposed as a result of such litigation or proceedings in any way arising out of or in connection with the sale or distribution of the shares of the Fund by FDCC. In the event of the threat or institution of any such litigation or legal proceedings against the Fund, FDCC shall defend such action on behalf of the Fund at its own expense, and shall pay any such liability, judgment, cost, or penalty resulting therefrom, whether imposed by legal authority on agreed upon by way of compromise and settlement; provided, however, FDCC shall not be required to pay or reimburse the Fund for any liability, judgment, cost, or penalty incurred as a result of information supplied by, or as the result of the omission to supply information by, the Fund to FDCC or to FDCC by a director, officer, or employee of the Fund who is not an interested person of FDCC, unless the information so supplied or omitted was available to FDCC or the Fund's investment adviser without recourse to the Fund or any such person referred to above.

         10.      FREEDOM TO DEAL WITH THIRD PARTIES

                  FDCC shall be free to render to others services of a nature either similar to or different from those rendered under this contract, except such as may impair its performance of the services and duties to be rendered by it hereunder.

         11.      EFFECTIVE DATE, DURATION AND TERMINATION OF AGREEMENT

                  The effective date of this Agreement shall be the date first set forth above. Wherever referred to in this Agreement, the vote or approval of the holders of a majority of the outstanding voting securities of the Fund (or of any series of the Fund) shall mean the vote of 67% or more of the securities of the Fund (or of any affected series of the Fund) if the holders of more than 50% of such securities are present in person or by proxy or the vote of more than 50% of the securities of the Fund (or an affected series of the Fund) whichever is the lesser.

                  Unless sooner terminated as hereinafter provided, this Agreement shall continue in effect from year to year but only so long as such continuance is specifically approved at least annually by the Board of Directors of the Fund, including the specific approval of a majority of the directors who are not interested person of FDCC as defined by the Investment Company Act of 1940, as amended, cast in person at a meeting called for the purpose of voting on such approval, or by the vote of the holders of a majority of the outstanding voting securities of the Fund or an affected series of the Fund.

                  This Agreement may be terminated at any time without the payment of any penalty by the vote of the Board of Directors of the Fund or by the vote of the holders of a majority of the outstanding voting securities of the Fund, or by FDCC, upon 60 days' written notice to the other party.

                  This Agreement shall automatically terminate in the event of its assignment (as defined by the provisions of the Investment Company Act of 1940, as amended).

         12.      AMENDMENTS TO AGREEMENT

                  No material amendment to this Agreement shall be effective until approved by FDCC and by the affirmative vote of a majority of the Board of Directors of the Fund (including a majority of the directors who are not interested persons of FDCC or any affiliate of FDCC).

         13.      NOTICES

                  Any notice under this Agreement shall be in writing, addressed, delivered, or mailed, postage prepaid, to the other party at such address as such other party may designate in writing for receipt of such notice.

         IN WITNESS WHEREOF, the Fund and FDCC have caused this Agreement to be executed by their duly authorized officers affixed hereto all as of the day and year first above written.

                          THE WORLD FUNDS, INC.

                          By: /s/ John Pasco, III
                                  John Pasco, III
                                  Chairman

Attested by:

                          FIRST DOMINION CAPITAL CORP.

                          By: /s/ John Pasco, III
                              John Pasco, III
                              President

Attested by:

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                                   SCHEDULE A

         FDCC shall receive, as compensation for its services pursuant to this Distribution Agreement:

         (a) With respect to any shares of the Fund sold subject to a sales charge, FDCC shall be entitled to retain the underwriter's portion of the sales charge for each investment in the Fund's shares, computed as a percentage of the offering price determined in accordance with the Fund's currently effective Prospectus and as otherwise provided in the Fund's registration statement.

         (b) With respect to sales of shares of the Fund sold subject to a sales charge for which FDCC is the selling dealer, FDCC shall retain the dealer's sales charge for each investment in the Fund's shares, computed as a percentage of the offering price determined in accordance with the Fund's currently effective Prospectus and as otherwise provided in the Fund's registration statement.

         (c) With respect to any shares of the Fund sold at net asset value (without a sales charge), FDCC shall receive from the Fund reimbursement at the rate of $30 per hour for the cost of personnel involved with assistance in the promotion of sale of such shares and for out-of-pocket costs incurred by FDCC.